EXHIBIT F

SETTLEMENT AGENT AND LUXEMBOURG EXCHANGE AGENT AGREEMENT

July 18, 2005

The Bank of New York

101 Barclay St., Floor 21W

New York, NY 10286

The Bank of New York (Luxembourg), S.A.

Aerogolf Center

1A Hoehenhof, L-1736

Senningerberg, Luxembourg

Ladies and Gentlemen:

1. The Federative Republic of Brazil (“Brazil”) proposes to make an invitation to owners (each, a “Bondholder”) of its outstanding USD Front-Loaded Interest Reduction with Capitalization Series L Bonds Due 2014 (“Old Bonds”) to submit, in a modified Dutch auction, one or more offers to exchange Old Bonds for 8% Amortizing Global Bonds (“Global Bonds”), on the terms and subject to the conditions set forth in a prospectus supplement, dated as of July 18, 2005 (the “Prospectus Supplement”), relating to the invitation and the offering for cash of Global Bonds (the “Cash Offering”) and the related letters of transmittal (the “Letters of Transmittal”, which together with the Prospectus Supplement and the Basic Prospectus (as herein defined) included therein constitute the “Invitation”). The Exchange Offers are sometimes collectively referred to herein as “Offers” and individually as an “Offer”.

2. (a) Brazil hereby appoints The Bank of New York, as Settlement Agent (the “Settlement Agent”), and The Bank of New York (Luxembourg), S.A., as Luxembourg Exchange Agent (the “Luxembourg Exchange Agent”), and authorizes The Bank of New York and The Bank of New York (Luxembourg), S.A. to act as the Settlement Agent and the Luxembourg Exchange Agent, respectively, in connection with the Invitation. Each of the Settlement Agent and the Luxembourg Exchange Agent agrees to perform those services in connection with the Invitation and as set forth herein, including, but not limited to (a) receiving, examining, analyzing and processing Offers made by holders of Old Bonds pursuant to the Invitation in accordance with the procedures set forth in the Invitation and (b) otherwise performing the duties of the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, described in the Invitation, except that the Fiscal Agent (as defined below) shall be responsible for the cancellation of the Old Bonds accepted for exchange and delivery of the Global Bonds. Brazil shall have sole responsibility and authority for the acceptance or rejection of any and all Offers.

(b) The Settlement Agent shall (i) date/time stamp or log electronically all Exchange Offers submitted to the Settlement Agent as to the date and time of receipt thereof, and (ii) preserve all Exchange Offers received for a period of time at least equal to the period of time the Settlement Agent preserves other records pertaining to the exchange of securities.

(c) The Settlement Agent shall advise Brazil and Credit Suisse First Boston LLC and JPMorgan Securities Inc., (the “Joint Dealer Managers”) daily of all Offers tendered or withdrawn during the preceding day and the principal amount of Old Bonds so tendered or withdrawn by each such tendering or withdrawing Bondholder. The Settlement Agent shall also advise Brazil and the Joint Dealer Managers of any defective Offers and of all Offers verified to be in proper form and shall provide the Joint Dealer Managers with such other information as they may reasonably require in connection with the Invitation. To the extent practicable not later than 11:00 a.m. (New York time) on the day following the Expiration Date (as defined in the Invitation), the Settlement Agent will advise Brazil and the Joint Dealer Managers of all Offers, including the principal amount of Old Bonds either tendered in proper form, identified as deficient or being processed pursuant to the Joint Dealer Manager guarantee file. It is understood and agreed that the Settlement Agent shall under no circumstances be responsible or liable for failing to so advise Brazil and the Joint Dealer Managers on or before 11:00 A.M. New York time on the Business Day (as defined in the Invitation) following the Expiration Date to the extent it has not been provided the information and/or materials required to be provided to it pursuant to and in accordance with the Invitation and at the time or within the time period required by the Invitation.

(d) Brazil agrees to pay the Settlement Agent any cash in respect of roundings or accrued interest no later than 12:00 noon, New York City time, one Business Day (as defined in the Invitation) prior to the Settlement Date (as defined in the Invitation) and the Settlement Agent will not be required to account for interest (if any) in respect of such cash.

3. Each of the Settlement Agent and the Luxembourg Exchange Agent:

(a) shall have no duties or obligations other than those specifically set forth herein or in the Invitation or as may be subsequently agreed to in writing by the parties hereto;

(b) will be regarded as making no representations and having no responsibilities regarding the validity, sufficiency, value or genuineness of the Old Bonds and the Global Bonds, and will not be required to and will not make any representation as to the validity, value or genuineness of the Invitation or any Global Bond Offering Materials (as herein defined);

(c) will be regarded as making no representations and having no responsibilities regarding the validity, sufficiency, adequacy or accuracy of the Invitation or any other disclosure materials delivered in connection therewith (other than with respect to written information about the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, provided to Brazil by the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, specifically for use in such materials);

(d) shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability or otherwise risk its own funds, unless the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, shall have been furnished with an indemnity from Brazil reasonably satisfactory to it;

(e) may rely conclusively in good faith on and shall be protected in acting in good faith and in reliance upon any letter of transmittal (including any Annex thereto) or any Bond Instruction (as defined in the Prospectus Supplement) through Euroclear or Clearstream, Luxembourg or any tender, statement, request, comment, agreement, instruction, direction, officer’s certificate, certificate, instrument, opinion, notice, letter, telegram, or other document delivered to the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, not only as to the due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein which the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, reasonably believed to be genuine and to have been signed by the proper party or parties;

(f) may rely conclusively in good faith on and shall be protected and indemnified, pursuant to Section 7 hereof, in acting upon the written or oral instructions (confirmed in writing) from a designated representative or agent of Brazil, with respect to any matter relating to its acting as Settlement Agent or Luxembourg Exchange Agent, as the case may be;

(g) may consult with counsel or such professional advisors satisfactory to it (including counsel for Brazil), and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, in good faith and in reliance upon such opinion;

(h) shall not at any time advise any person tendering pursuant to the Invitation as to the wisdom of making such tender or as to the market value of the Global Bonds;

(i) is authorized to communicate with any person from whom a tender of Old Bonds is received, but neither the Settlement Agent nor the Luxembourg Exchange Agent is obliged to do so if it reasonably believes to do so would breach laws or regulations relating to the sale of securities in a jurisdiction or would not be in accordance with its duties and obligations hereunder;

(j) is authorized in connection with the performance of its duties as the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, to cooperate with organizations (and their respective representatives) that have been appointed by Brazil in connection with the Invitation and that are named in the Invitation;

(k) are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any person, or to reimburse any brokers, dealers or custodian banks in connection with the Invitation;

(l) in acting hereunder and in connection with the Invitation, the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, shall act solely as agent of Brazil and will not thereby assume any obligation towards or relationship of agency or trust for or with any of the owners or holders of Old Bonds;

(m) shall not be obligated or responsible for the delivery of any notices to the holders in connection with the Invitation; and

(n) shall not be responsible for any tax reporting in connection with the Offers.

4. Brazil agrees to furnish each of the Settlement Agent and the Luxembourg Exchange Agent with as many copies as it may reasonably request of the Invitation and, if relevant, any advertisements or press releases (collectively, as amended or supplemented from time to time, the “Global Bond Offering Materials”), to be used by Brazil in connection with the Invitation. Brazil further agrees to advise each of the Settlement Agent and the Luxembourg Exchange Agent promptly in writing of (i) the occurrence of any event which could cause Brazil to withdraw or terminate the Invitation, (ii) any proposal by Brazil or requirement to amend or supplement any Global Bond Offering Materials relating to the transactions contemplated by the Invitation and (iii) the issuance of any comment or order by any governmental agency or instrumentality affecting the Offers pursuant to the Invitation in any jurisdiction in which any Offer is made pursuant to the Invitation. The Global Bond Offering Materials have been or will be prepared and approved by Brazil, and neither the Settlement Agent nor the Luxembourg Exchange Agent shall have any responsibility therefor. Each of the Settlement Agent and the Luxembourg Exchange Agent agrees that it will not disseminate any written material for or in connection with the invitation of offers pursuant to the Invitation other than the Global Bond Offering Materials in the form most recently furnished to it, and each of the Settlement Agent and the Luxembourg Exchange Agent agrees that it will not make any statements in connection with such offers, other than the statements that are set forth in or consistent with the Global Bond Offering Materials in the form most recently furnished to it or as otherwise authorized by Brazil. Brazil shall provide the determination of the clearing extension period for the Global Bonds and associated information to the Settlement Agent prior to the announcement of the result of the Invitation.

5. Brazil represents and warrants to the Settlement Agent and the Luxembourg Exchange Agent that:

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Invitation have been duly authorized by Brazil and this Agreement has been duly authorized, executed and delivered by Brazil and constitutes the valid and binding agreement of Brazil enforceable against Brazil in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and subject, as to Section 7 of this Agreement, to any limitations imposed by the securities laws of any applicable jurisdiction.

(b) The Global Bonds have been duly authorized, and, when issued, authenticated and delivered pursuant to the Invitation and the Fiscal Agency Agreement (as defined below), will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of Brazil entitled to the benefits provided by the Fiscal Agency Agreement, dated as of November 1, 1996, as amended (the “Fiscal Agency Agreement”), between Brazil and JPMorgan Chase Bank, N.A., as Fiscal Agent (the “Fiscal Agent”), under which they are to be issued, which will be substantially in the form of Exhibit A to the Fiscal Agency Agreement; the Fiscal Agency Agreement has been duly authorized, executed and delivered and constitutes a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Fiscal Agency Agreement (to the extent the provisions thereof are applicable to the Global Bonds) conforms, and the Global Bonds will conform, to the descriptions thereof contained in the

Prospectus Supplement and the Basic Prospectus as amended or supplemented with respect to the Invitation and the Cash Offering.

(c) All consents, approvals, authorizations, orders, registrations, clearances or qualifications (“Governmental Authorizations”) of or with any court, central bank, ministry or governmental agency or other regulatory body (“Governmental Agency”) in Brazil required for the issue and sale of the Global Bonds or the consummation by Brazil of the transactions contemplated by this Agreement, the Invitation, the Fiscal Agency Agreement or the Global Bonds, including without limitation the payment of interest and principal to the holders of the Global Bonds outside Brazil in accordance with the terms thereof, except the registration through the Registration of Financial Transactions (Registro de Operações Financeiras—ROF) with the the Central Bank of Brazil of the payment schedules for the Global Bonds (esquemas de pagamentos), which can only occur after settlement of the Invitation, have been obtained and are in full force and effect; and the issue and sale of the Global Bonds and the consummation by Brazil of the transactions contemplated by this Agreement, the Invitation, the Fiscal Agency Agreement or the Global Bonds will be in compliance with all laws, decrees and regulations of Brazil or of any Governmental Agency in Brazil.

(d) To ensure the legality, validity, enforceability, priority or admissibility in evidence in Brazil of this Agreement, the Invitation, the Fiscal Agency Agreement or the Global Bonds, it is not necessary that this Agreement, the Invitation, the Fiscal Agency Agreement or the Global Bonds or any other documents or instruments be registered, recorded or filed with any court or other authority in Brazil (other than the translation and publication thereof and the registration of the payment schedules for the Global Bonds (esquemas de pagamentos)) or that any documentary, stamp or similar tax, imposition or charge be paid on or in respect of this Agreement, the Invitation, the Fiscal Agency Agreement or the Global Bonds, provided that such Global Bonds are held by an individual who is not a resident of Brazil or by a non-Brazilian corporation directly and not through a permanent establishment thereof in Brazil.

(e) There is no tax, stamp, levy, deduction, charge or withholding imposed by Brazil or any political subdivision thereof either (i) on or by virtue of the execution, delivery or enforcement of this Agreement, the Fiscal Agency Agreement or the Global Bonds or in connection with the Invitation or (ii) on any payment to be made by Brazil hereunder or pursuant to the Invitation or under the Global Bonds, provided that such Global Bonds are held by an individual who is not a resident of Brazil or by a non-Brazilian corporation directly and not through a permanent establishment thereof in Brazil.

(f) This Agreement, the Fiscal Agency Agreement and the Global Bonds are in proper legal form under the laws of Brazil for the enforcement thereof against Brazil under the laws of Brazil.

(g) Brazil has filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Schedule B (File No. 333-121603) relating to debt securities and warrants, including the Global Bonds (together, the “Debt Securities”); such registration statement and any post-effective amendment thereto have been declared effective by the Commission in such form; no other document with respect to such registration statement has heretofore been filed with the Commission (other than the documents incorporated therein by reference and the prospectuses filed pursuant to Rule 424(b) of the rules and regulations of the Commission under the United States Securities Act of 1933, as amended (the “Act”)); and no stop order suspending the effectiveness of such registration statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission. The various parts of such registration statement, including all exhibits thereto and the documents incorporated by reference in the prospectus contained in such registration statement at the time such part of such registration statement became effective, each as amended at the time such part of such registration statement became effective, are hereinafter collectively called the “Registration Statement.” The basic prospectus relating to the Debt Securities contained in the Registration Statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is herein called the “Basic Prospectus.” The Basic Prospectus, as supplemented by the Prospectus Supplement, and together with the Prospectus Supplement, is herein called the “Prospectus.” Any reference to either the Prospectus Supplement or the Basic Prospectus as amended or supplemented shall be deemed to refer, as appropriate, to either the Prospectus Supplement or the Basic Prospectus as amended or supplemented in relation to the Invitation and the Cash Offering in the form in which it is filed with the Commission pursuant to Rule 424(b) under the Act. Any reference to the Prospectus Supplement or the Basic Prospectus shall be deemed to refer to and include any documents incorporated by reference therein as of the respective dates of the Prospectus Supplement and the Basic Prospectus, and any reference to any amendment or supplement to the Prospectus Supplement or the Basic Prospectus shall be deemed to refer to and include any annual reports on Form 18-K and any amendments to such Form 18-K on Form 18-K/A (including all exhibits thereto) filed on or after the date of the Prospectus Supplement or the Basic Prospectus, as the case may be, under the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference in either the Prospectus Supplement or the Basic Prospectus, as the case may be.

(h) The Registration Statement, the Prospectus Supplement and the Basic Prospectus conform, and any further amendments or supplements to the Registration Statement, the Prospectus Supplement or the Basic Prospectus will conform, in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder; the Registration Statement did not, as of the effective date of the Registration Statement, and will not, as of the applicable date of any amendment thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus Supplement and the Basic Prospectus, as amended or supplemented with respect to the Invitation and the Cash Offering as of the applicable filing date thereof, did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to Brazil by the Settlement Agent, the Luxembourg Exchange Agent or the Joint Dealer Managers expressly for use in the Prospectus as amended or supplemented with respect to the Invitation.

(i) The Global Bond Offering Materials comply and (as amended or supplemented, if amended or supplemented) will comply in all material respects with all applicable requirements of the United States federal securities laws and the laws of those jurisdictions in which Brazil is authorized to make Offers pursuant to the Invitation, and the

Global Bond Offering Materials (as amended or supplemented, if amended or supplemented) including the information incorporated by reference therein, do not contain nor will they contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(j) The compliance by Brazil with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the Constitution of Brazil, as amended to the date hereof or as proposed to be amended by any currently pending resolution of the Brazilian National Congress (i.e., a resolution that initially has been voted upon and approved by both houses of Congress), any statutes, laws, decrees or regulations of Brazil or any treaty, convention or agreement to which Brazil is a party and which default, in each case or in the aggregate, would have a material adverse effect on Brazil’s ability to perform its obligations under this Agreement.

6. For the Settlement Agent’s services as the Settlement Agent hereunder, and for the Luxembourg Exchange Agent’s services as the Luxembourg Exchange Agent hereunder, Brazil shall pay each of the Settlement Agent and the Luxembourg Exchange Agent in accordance, in each case, with a separate fee schedule in writing previously provided to Brazil and also will indemnify each of the Settlement Agent and the Luxembourg Exchange Agent for all reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable attorneys’ fees and expenses) in connection with its services.

7. (a) In consideration for the Settlement Agent and the Luxembourg Exchange Agent agreeing to provide the services referred to herein, Brazil agrees to indemnify and hold harmless the Settlement Agent, the Luxembourg Exchange Agent, their respective affiliates and each other entity or person, if any, controlling the Settlement Agent, the Luxembourg Exchange Agent or any of their respective affiliates within the meaning of the federal securities laws and their respective directors, officers, agents and employees (the Settlement Agent, the Luxembourg Exchange Agent and each such entity or person being referred to as an “Indemnified Person”), from and against any claim by any third party or any losses, claims, damages, or liabilities (or actions in respect thereof) relating to or arising out of the services performed pursuant to this Agreement, the Offers contemplated hereby or the Settlement Agent’s or the Luxembourg Exchange Agent’s, as the case may be, role in connection therewith and to reimburse any Indemnified Person for all reasonable and documented expenses (including, without limitation, reasonable and documented fees and disbursements of counsel), within a reasonable time after such expenses are incurred and an itemized statement thereof, in reasonable detail, has been submitted to Brazil, incurred in connection with any pending or threatened action, suit or proceeding, in relation thereto or in connection therewith, other than any such losses, claims, damages, liabilities or expenses of any Indemnified Person that arise out of or are based upon actions taken or omitted to be taken by any Indemnified Person in bad faith or arise out of or are based upon any Indemnified Person’s gross negligence or willful misconduct. Brazil also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Brazil, for or in connection with, the services to be performed pursuant to this Agreement, the Offers contemplated hereby or the Settlement Agent’s or the Luxembourg Exchange Agent’s, as the case may be, role in connection therewith, except for any such liability for losses, claims, damages, liabilities or expenses incurred by Brazil that arise out of or are based upon actions taken or omitted to be taken by such Indemnified Person in bad faith or arise out of or are based upon such Indemnified Person’s gross negligence or willful misconduct.

(b) Promptly after receipt by an Indemnified Person of notice of any action, proceeding or investigation brought about by any person other than Brazil, the Indemnified Person shall, if a claim in respect thereof is to be made against an Indemnifying Person under paragraph (a) or (c) of this Section 7, notify Brazil in writing of such involvement, but the omission so to notify Brazil shall not relieve Brazil from any liability which it may otherwise have unless such failure results in the forfeiture by Brazil of substantial rights and defenses. In case any such action, proceeding or investigation shall be brought against or otherwise involve the Indemnified Person and Brazil, such Indemnified Person shall notify Brazil of the commencement thereof or its involvement therein. Brazil shall be entitled to assume the defense thereof with counsel satisfactory to the Indemnified Person. Upon assumption by Brazil of the defense of such action, proceeding or investigation, the Indemnified Person shall have the right to participate in such action, proceeding or investigation and to retain its own counsel, but Brazil shall not be liable to the Indemnified Person under this paragraph (b) of this Section 7 for any legal expenses of other counsel or any other reasonable expenses, in each case subsequently incurred by the Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation and preparation, unless Brazil and the Indemnified Person are named parties to any such action, proceeding or investigation (including any impleaded parties) and representation of both parties by the same counsel would, in the Indemnified Person’s reasonable judgment, be inappropriate due to actual or potential differing interests between them; provided, however, that Brazil shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action. Brazil shall not, without the written consent of the Indemnified Persons, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

(c) If for any reason the indemnification provided for in this Section 7 is unavailable or insufficient under applicable law to hold the Indemnified Person harmless (unless such indemnification is unavailable due to the Indemnified Person’s bad faith, gross negligence or willful misconduct), then Brazil shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, damage, expense, liability or claim (or actions in respect thereof) referred to therein (except to the extent that contribution is not permitted under Section 11(f) of the Act) in such proportion as is appropriate to reflect the relative economic interests of Brazil, on the one hand, and the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, on the other, from the Invitation contemplated hereby as well as the relative fault of Brazil, on the one hand, and the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, on the other, in accordance with the standard of care set forth herein with respect to the Settlement Agent and the Luxembourg Exchange Agent (or actions in respect thereof) and any other relevant equitable considerations. The relative economic interests of Brazil, on the one hand, and the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, on the other, shall be deemed to be in the same proportion as the maximum aggregate value of the Global Bonds issued by Brazil pursuant to the Invitation bears to the maximum aggregate fee proposed to be paid to the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, as a result of such Invitation. Brazil, the Settlement Agent and the Luxembourg Exchange Agent agree that it would not be just and equitable if contribution pursuant to this paragraph (c) of this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph (c) of this Section 7. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other reasonable and documented expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

8. In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not, to the extent permitted by law, affect any other provision hereof, which shall remain in full force and effect.

9. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed to be originals for all purposes hereunder.

10. This Agreement, including any rights to indemnity and contribution hereunder, shall inure to the benefit of and be binding upon Brazil, the Settlement Agent, the Luxembourg Exchange Agent and the other persons entitled to indemnity and contribution under Section 7 and their respective successors and assigns. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

11. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

12. This Agreement may not be amended except in writing signed by each party to be bound thereby.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

14. (a) If any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including the existence, performance, interpretation, construction, breach, termination or invalidity thereof (a “Dispute”) (other than a Dispute which is made the subject of a suit, action or proceeding brought against Brazil in a competent court in Brazil) shall arise between the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, on the one hand, and Brazil, on the other, the Settlement Agent, the Luxembourg Exchange Agent or Brazil, as the case may be (the “Referring Party”), shall by written notice (the “Referral Notice”) to Brazil or the Settlement Agent or the Luxembourg

Exchange Agent, as the case may be (the “Other Party”), refer such Dispute to arbitration and the Other Party shall upon receipt of the Referral Notice be obligated to refer such Dispute to arbitration proceedings as set forth herein. The Referral Notice shall describe the nature of such dispute, difference or question and request the formation of an arbitral tribunal. Any Dispute shall be finally settled by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (excluding Article 26 thereof) in effect on the date of this Agreement (the “UNCITRAL Arbitration Rules”). The number of arbitrators shall be three, to be appointed in accordance with Section II of the UNCITRAL Arbitration Rules, which, among other things, provides that (i) the Referring Party and the Other Party shall each appoint one arbitrator (such appointment to be made within 30 calendar days of receipt of the Referral Notice), (ii) the two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal and (iii) if within 30 calendar days after the appointment of the second arbitrator the two arbitrators have not agreed on the choice of a presiding arbitrator, the presiding arbitrator shall be appointed under Article 6 of the UNCITRAL Arbitration Rules. The appointing authority shall be the Chairman of the International Court of Arbitration of the International Chamber of Commerce. The third arbitrator may be (but need not be) of the same nationality as any of the parties to the arbitration. Such arbitration proceedings shall take place in New York, New York and the language of such proceedings shall be English. The arbitrators shall appoint a secretary with offices and facilities in New York, New York to provide administrative support for the proceedings. Any arbitral tribunal established hereunder shall state its reasons for its decisions in writing and shall make such decisions entirely on the basis of the substantive law governing this Agreement and not on the basis of the principle of ex aequo et bono or otherwise. The decision of any such arbitral tribunal shall be final to the fullest extent permitted by law, and Brazil hereby agrees that a court judgment may be entered thereon by the United States District Court of the Southern District of New York. Brazil agrees that in any such arbitration and in any legal proceedings for the recognition of an award rendered in an arbitration conducted pursuant to this Section, including any proceeding required for the purposes of converting an arbitral award into a judgment, it will not raise any defense which it could not raise but for the fact that it is a sovereign state. Brazil hereby irrevocably consents to the jurisdiction of the United States District Court of the Southern District of New York (the “New York Court”) for the limited purpose of judicial recognition of an arbitral award rendered against Brazil in New York, New York.

(b) For the sole purpose of receiving service of process or other legal summons in connection with obtaining any judicial acceptance of any arbitral award in the New York Court, Brazil hereby represents and warrants that any such process or summons may be served upon it, pursuant to Article 35, section I of Supplementary Law No. 73 of February 10, 1993, by delivery to the Attorney General of Brazil (Advogado-Geral da União), Palácio do Planalto, Esplanada dos Ministérios, Anexo 1, Brasília-DF, Brasil, as its authorized agent (the “Authorized Agent”) upon whom any such process or summons may be served, of letters rogatory or by any other means permissible under the laws of the State of New York and Brazil. Brazil hereby irrevocably waives any immunity to service of process or other legal summons effected in accordance with this subsection in respect of any action to obtain such judicial acceptance.

(c) Brazil hereby represents and warrants that it has no right to immunity, on the grounds of sovereignty or otherwise, from the service of process or jurisdiction or any judicial proceedings of any competent court located in Brazil or from execution of any judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil

Code of Brazil) or from the execution or enforcement therein of any arbitration decision in respect of any suit, action, proceeding or any other matter arising out of or relating to its obligations under this Agreement or the transactions contemplated hereby, and to the extent that Brazil is or becomes entitled to any such immunity with respect to the service of process or jurisdiction or any judicial proceedings of any competent court located in Brazil, it does hereby and will irrevocably and unconditionally agree not to plead or claim any such immunity with respect to its obligations or any other matter under or arising out of or in connection with this Agreement or the transactions contemplated hereby.

(d) Any action arising out of or based on this Agreement may be instituted by the Settlement Agent or the Luxembourg Exchange Agent in any competent court in Brazil. Brazil hereby agrees that each of the Settlement Agent and the Luxembourg Exchange Agent shall have the right, exercisable at its sole discretion, to institute legal proceedings against Brazil through the proceedings contemplated in Articles 730 et seq. of the Brazilian Code of Civil Procedure. Brazil hereby waives irrevocably any immunity from jurisdiction or execution to which it might otherwise be entitled (except for the limitation on alienation of public property under Article 100 of the Civil Code of Brazil) in any action arising out of or based on this Agreement which may be instituted by the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, in any competent court in Brazil.

(e) No arbitration proceedings hereunder shall be binding upon or in any way affect the right or interest of any person other than the claimant or respondent with respect to such arbitration.

(f) In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “Judgment Currency”) other than United States dollars, Brazil will indemnify each of the Settlement Agent and the Luxembourg Exchange Agent against any loss incurred by it as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Settlement Agent or the Luxembourg Exchange Agent, as the case may be, is able to purchase United States dollars with the amount of Judgment Currency actually received by it on the Business Day following the receipt of payment on such judgment or order. The foregoing indemnity shall constitute a separate and independent obligation of Brazil and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

15. This Agreement shall terminate upon the termination or withdrawal of the Invitation or upon withdrawal by The Bank of New York as the Settlement Agent and The Bank of New York (Luxembourg), S.A. as the Luxembourg Exchange Agent, it being understood that Sections 5, 7, 8, 10, 11, 12, 13, 14, 15 and 16 hereof shall survive any termination of this Agreement. The parties hereto agree that if either The Bank of New York or The Bank of New York (Luxembourg), S.A. withdraws as the Settlement Agent or the Luxembourg Exchange Agent, respectively, this Agreement shall terminate upon such withdrawal only with respect to the withdrawing party.

16. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile to the parties hereto as follows:

(a)	If to the Settlement Agent:

The Bank of New York

101 Barclay Street, Floor 21 West

New York, New York 10286

Facsimile: (212) 815-5802/5803

Attn: Corporate Trust Administration

(b)	If to the Luxembourg Exchange Agent:

The Bank of New York (Luxembourg), S.A.

Aerogolf Center

1A Hoehenhof,

L-1736 Senningerberg, Luxembourg

Facsimile: (352) 2634-771

(c)	If to Brazil:

Procuradoria-Geral da Fazenda Nacional

Ministério da Fazenda

Esplanada dos Ministérios

Bloco P, 8° Andar

70048-900, Brasília-DF, Brasil

Facsimile: (5561) 3412-1740

Attn: Procurador-Geral da Fazenda Nacional

with a copy to:

Secretaria do Tesouro Nacional

Ministério da Fazenda

Esplanada dos Ministérios

Bloco P – Anexo A – Sala 105

70048-900 Brasília-DF, Brasil

Facsimile: (5561) 3412-1534

Attn: Coordenador – Geral de Operações

da Dívida Publica - CODIP

[Signature Page Follows]

Please indicate The Bank of New York’s willingness to act as Settlement Agent and The Bank of New York (Luxembourg), S.A.’s willingness to act as Luxembourg Exchange Agent on the terms set forth herein and such party’s acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to Brazil a copy of this letter, whereupon this letter and such party’s acceptance shall constitute a binding agreement among Brazil, The Bank of New York and The Bank of New York (Luxembourg), S.A.

Very truly yours,

THE FEDERATIVE REPUBLIC OF BRAZIL

By:		/S/ ROBERTO ABDENUR
	Name:	Roberto Abdenur
	Title:	Ambassador of Brazil to the United States of America

Accepted as of the date

first set forth above:

The Bank of New York, as Settlement Agent

By:		/S/ MICHAEL PITFICK
	Name:	Michael Pitfick
	Title:	Vice-President

The Bank of New York (Luxembourg), S.A., as Luxembourg Exchange Agent

By:		/S/ FLORIN COSERARU
	Name:	Florin Coseraru
Title:

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